Exhibit 10.26
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               MASTER AGREEMENT FOR PURCHASE OF PARTICIPATIONS IN
                           PREMIUM FINANCE AGREEMENTS

         This Agreement is entered into this 15th day of October, 1996 by and between STANDARD FUNDING CORP. ("Seller"), a New York corporation with its principal place of business at 335 Crossways Park Drive West, Woodbury, New York 11797, and ATLANTIC BANK OF NEW YORK ("Bank"), a New York banking corporation with its principal place of business at 960 Avenue of the Americas, New York, New York 10001.

                                   WITNESSETH:

         WHEREAS, Seller, in the regular course of its business has acquired, entered into or shall enter into premium finance agreements for the financing of insurance premiums and proposes, from time to time, to sell to the Bank an undivided fifty percent (50%) pari passu participation interest in such agreements; and

         WHEREAS, the Bank is willing, but shall not be required to purchase participations in such agreements upon the terms and conditions more fully set forth herein;

         NOW THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

                             ARTICLE I. DEFINITIONS

         "Agreement" means this Master Agreement for the Purchase of Premium Finance Agreements and any exhibits, riders and schedules hereto and any amendments to any of the foregoing.

         "Business Day" means any day on which the Bank is open for business.

         "Collections" means all amounts received or realized (including but not limited to judgments, cash proceeds, refunds of unearned insurance premiums under Policies, and proceeds of any other related security) in payment of any amount owed from time to time (whether representing amounts financed, finance charges, scheduled payments, other expenses or otherwise) by Obligors or any other persons liable in connection with the Paper.

         "Defaulted Paper" means Paper which has one or more installments (or any portion thereof) due thereunder more than five (5) days past due.

         "Eligible Paper" means Paper:

                  (a) the original maturity of which (prior to any renewal or extension of the stated maturity on such Paper) does not exceed nine (9) months and as to which at least 15% of the aggregate premiums for the Policies shall have been paid by the Obligor in cash to the insurance companies issuing such Policies, the insurance agent or broker or Seller;

                  (b) which at the time of purchase of the participation by the Bank is not Defaulted Paper;

                  (c) which is denominated and payable only in United States dollars in the United States and with respect to which the Obligor liable thereunder is an individual who is a citizen or resident of the United States or a entity operating and authorized to do business in the United States;

                  (d) in respect of which the representations and warranties in
         Section 5.1 hereof are true and correct;

                  (e) which is payable in substantially equal consecutive monthly installment payments on the same day of each month and the monthly payments due at any time is an amount not in excess of the unearned insurance premiums under the Policies securing the payment of the obligations under such Paper; and

                  (f) the insurance company or companies issuing the Policies relating to such Paper shall be duly licensed by the insurance authorities of the State of New York, the State of New Jersey or any other state that Seller is licensed to do business in and shall (except for Policies issued by Lloyd's of London) have a current rating of B+ or better from Best's Insurance Companies Ratings Book, as of the Payment Date.

         "Encumbrance" shall have the meaning ascribed to it in Section 5.3(e).

         "Obligor" means one or more parties obligated (or intended by the terms of the Paper to be obligated) to make payments pursuant to the terms and conditions of the Paper.

         "Obligor Default" means any breach or failure of an Obligor to promptly fulfill any obligation under the related Paper on which such Obligor is named as obligor or any other document executed in connection therewith.

         "Outstanding Balance" means, with respect to Paper, the total unpaid portion of the amount financed owing under such Paper by the Obligor thereunder.

         "Paper" means premium finance agreements owned and held by Seller in the form attached hereto as Exhibit "A," together with all related riders, schedules, exhibits, amendments and other documents, including guarantees, if any, evidencing the total transaction creating a payment obligation of an Obligor.

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         "Payment Date" means the day of the purchase of any Paper hereunder by the Bank.

         "Policies" shall mean all insurance policies and the unearned premiums of which secure payment of the obligations of the Obligor under a Paper.

         "Purchase Price" has the meaning ascribed to it in Section 4.2.

         "Related Security" means with respect to Paper, (a) all of Seller's interest with respect to such Paper, (b) all unearned insurance premiums under the Policies securing payment of the obligations under such Paper, and (c) all other collateral and security agreements and property purported to be subject thereto held as security for such Paper, whether now or hereafter acquired, all other guaranties, indemnities, warranties, insurance proceeds and premium refunds, and other writings and property of whatever character at any time held as security for such Paper.

         "Service Fee" has the meaning ascribed to it in Section 6.1(b).

         "Special Account" means the special (or existing) deposit account maintained at the Bank for the deposit of Collections.

                                ARTICLE II. TERM

         This Agreement shall be effective upon execution by the parties hereto and shall remain in effect for an initial term of one (1) year after the date first stated above.

            ARTICLE III. CONDITIONS PRECEDENT AND APPROVAL PROCEDURE

         3.1 Conditions Precedent. Prior to and as a condition precedent to each purchase by the Bank of a participation in Paper hereunder, Seller shall, at the request of the Bank, deliver to the Bank in form and substance satisfactory to the Bank, the following:

                  (a) A duly certified copy of the resolutions of Seller's Board of Directors authorizing Seller to enter into and be bound by this Agreement, and the transactions contemplated herein.

                  (b) Certificates of the corporate secretary of Seller relating to the incumbency and signatures of its officers authorized to execute this Agreement.

         3.2 Offer. Seller shall from time to time offer to sell to the Bank an undivided fifty percent (50%) participation interest in Paper (which shall be only Eligible Paper), and the Bank may, in its sole discretion, accept or reject any such offer. The Bank is and shall be under no obligation to purchase an undivided fractional interest in any Paper offered by Seller. All purchases of such participation interests in Paper by the Bank hereunder shall be subject to compliance with the conditions set forth in this Agreement.

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         3.3 Submission of Documents. As soon as possible after Seller has received the Bank's verbal notice of acceptance, Seller shall submit to the Bank true photocopies of complete and properly executed sets of the Paper and Related Security, including, if applicable, proof of payment of the premiums of the Policy.

                        ARTICLE IV. PURCHASE BY THE BANK

         4.1 Purchase. Upon the Bank's purchase of an undivided 50% percent interest in any Paper offered by Seller, Seller shall acknowledge the Bank's interest in the such Paper by delivering to the Bank an executed and completed acknowledgment in the form annexed hereto as Exhibit "B."

         4.2 Purchase Price. The Bank shall purchase an undivided 50% participation interest in any such Paper by paying to Seller, on the Payment Date, the "Purchase Price" (which shall equal one-half the aggregate Outstanding Balance with respect to the Paper as of the Payment Date on which such Paper is purchased). The Bank will pay to Seller the amount of the Purchase Price for the Paper by crediting such amount to Seller's account with the Bank. If applicable, Seller shall immediately issue checks from Seller's account with the Bank to the insurance companies issuing the policy relating to such Paper, in the amounts necessary to pay the full amount of the premiums for such Policy.

         4.3 Participation in Monthly Payments Due. The Bank shall participate, on a pari passu basis, in all Collections, benefits, recoveries and payments received by Seller with respect to Paper in which the Bank has purchased an undivided participation interest.

         4.4 Additional Premiums. If an Obligor requests that Seller finance an additional premium of an existing Policy in which the Bank has a participation interest and the amount of the additional premium is less than or equal to 25% of the existing premium for such Policy, then, without the prior written consent of the Bank, Seller may increase the Obligor's outstanding balance by issuing a check for the monies due to the insurance carrier to fund the additional premiums. The Bank shall have an undivided 50% interest in such increased Paper and shall reimburse the Seller for 50% of the monies funded by Seller upon Seller's written request for such funds, together with proof of payment of the premium increase and Related Security concerning the premium increase. If the requested premium increase is more than 25% of the amount of the existing premium of a Policy in which the Bank has an interest, then Seller must request the Bank's prior written consent to fund the premium increase. If the Bank does not consent to funding the increase, then Seller may purchase the Bank's participation share of the Paper.

         4.5. Facility Fee. Throughout the term of this Agreement, Seller agrees to pay to the Bank a minimum facility fee of $5,000. The fee will be paid quarterly at the end of each quarter commencing three (3) months from the date of this Agreement (the "Fee"), calculated at .5% of the average outstanding loan balance for each new transaction (annualized) or $1,250, whichever is greater. The payment of the Fee is unconditional and non-refundable, in whole or in part, for any reason whatsoever.

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         ARTICLE V. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

         5.1 Warranties as to Paper. Seller hereby represents, warrants and covenants that, as of the applicable date of each purchase of the Bank of a participation pursuant hereunder:

                  (a) Seller has full right, title and interest in and to the Paper and the Related Security and is free to sell and assign the Paper and grant a participation interest in a first priority security interest in the Related Security to the Bank; and

                  (b) all Paper in which the Bank purchases a participation interest pursuant to this Agreement shall be Eligible Paper, shall be genuine, shall be in conformity with all applicable Federal, state and local laws, regulations, court and governmental agency decisions, rulings and orders, including but not limited to applicable laws related to usury, the New York State Banning Law (and regulations thereunder), the New York State Insurance Law (and regulations thereunder) and Regulation Z of the Federal Reserve Board, and shall represent a valid, legally binding and enforceable payment obligation of a bona fide Obligor for the amount evidenced therein; no default shall have occurred under the Paper and Obligor shall be current in its payments as of the date of sale and assignment to the Bank; and the Paper shall be fully and legally enforceable by the Bank as the assignee thereof; and

                  (c) all Paper shall have been executed by an Obligor (or, if not an individual, by a duly authorized representative of the Obligor) having the full legal capacity to sign, shall be the complete Paper with respect to the transaction with the Obligor, and shall be the sole original Paper; and

                  (d) all Paper shall be the sole and total agreement executed with respect to the financing of the specific Policies described therein; and is and shall continue to be free from set-off, defense, counterclaim or abatement; and

                  (e) all charges imposed or received by Seller from the Obligor are no greater than the maximum charges permitted by applicable law; and

                  (f) the Bank and Seller shall have a valid, enforceable, pari passu, first priority security interest in all Related Security.

         5.2 Additional Warranty as to the Paper. With respect to Policies issued currently with the Bank's purchase of a participation interest, Seller additionally represents, warrants and covenants that, within five (5) Business Days of the date of each purchase of a participation in Paper by the Bank hereunder, the Policies underlying such Paper will be issued and in full force and effect. With respect to the Policies issued prior to the Bank's purchase of a participation interest, then Seller

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represents and warrants that the Policies are in full force and effect.

         5.3 Seller's Representations. As of the date of this Agreement and as of any Payment Date hereunder, Seller represents that:

                  (a) it is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and Seller has all requisite power and authority to own its properties and to carry on its business as now being conducted and is duly qualified and in good standing as a foreign corporation, and authorized to do business, under the laws of each jurisdiction where the character of the properties owned or leased by Seller or the transaction of its business makes such qualification or authorization necessary or appropriate, and Seller holds a valid license issued by the Superintendent of Banks of the State of New York authorizing Seller to engage in the business of a premium finance agency and Seller holds all other licenses, approvals and permits necessary to conduct its business; and

                  (b) it has full power, authority and legal right to execute, deliver and perform this Agreement and all related documents, and ~o consummate the transactions contemplated hereunder and the execution, delivery and performance hereof have been duly authorized by all necessary corporate action; and

                  (c) this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms; and

                  (d) the execution, delivery and performance of this Agreement
         (i) do not require any stockholder approval or any approval or consent of, or filing or registration with, any governmental body or regulatory authority or agency or any approval or consent of any trustee or holders of its indebtedness or obligations, and (ii) do not contravene any law, regulation, order, decision, decree or judgment applicable to it or its charter or by-laws; and

                  (e) as of the Payment Date of any Paper, Seller has no reason to believe that any financial or credit information regarding Seller or any Obligor, or any delinquency report regarding the Paper, which has been furnished to the Bank, is untrue, incorrect or misleading or fails to state additional information necessary to make such information not untrue, incorrect or misleading; and since the end of the last fiscal quarter for which Seller's financial information has been provided to the Bank, there has been no material adverse change in its financial condition or operations; and

                  (f) Seller is not in default with respect to any order, writ, injunction or decree of any court, or of any Federal, state, municipal or other governmental department, commission, board, bureau, agency or authority, or in violation of any law, statute or regulation to which it, or any of its property, is subject, except for such defaults or violations which, in the aggregate, will not have material adverse effect on the business, operations or condition, financial or otherwise, of Seller.

         5.4 Seller's Covenants. Seller covenants and agrees that at all times until all amounts now or hereafter owed to the Bank under or with respect to any Paper are paid in full in accordance with the terms hereof:

                  (a) Seller shall deliver to the Bank monthly delinquency reports with respect to the Paper owned hereunder by the Bank, in such form and containing such detail as shall be satisfactory to the Bank;

                  (b) Seller shall take all steps necessary to obtain Collections of any Paper, which steps shall include the sending of a written notice of default to the Obligor with respect to any Paper that is more than ten (10) days past due, and the exercise of Seller's right to cancel each related Policy with respect to Paper that is more than thirty (30) days past due;

                  (c) except as otherwise specifically permitted hereunder, Seller shall not (i) create any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement ("Encumbrance"), upon or with respect to any Paper or Related Security with respect thereto now or hereafter sold to the Bank, or assign any right to receive income in respect thereof; or (ii) suffer to exist any Encumbrance upon or with respect to any Related Security other than the Policies and all collateral and property held as security for any of such Paper;

                  (d) except as otherwise specifically permitted hereunder, Seller shall not amend, modify or waive any term or condition of any Paper or Related Security in which the Bank has participation interest thereof; without the prior written consent of the Bank; provided however, Seller may terminate or cancel any Paper in which the Bank has an interest (or consent to the cancellation or termination thereof);

                  (e) Seller shall not sell, assign (by operation of law or otherwise) or otherwise dispose of any Paper in which the Bank has a participation interest (other than as herein provided);

                  (f) Seller shall not make any change in its collection policy (except with respect to Paper not to be purchased hereunder);

                  (g) Seller shall not release the lien on any Related Security without the prior consent of the Bank (such consent may be written or verbal, confirmed immediately thereafter by telecopy or other writing);

                  (h) Seller shall maintain its corporate existence in good standing and shall remain duly licensed by the Superintendent of Banks of the State of New York as a premium finance agency, and shall maintain all other licenses, approvals and permits necessary for it to conduct its business as now conducted;

                  (i) At Seller's own expense, Seller shall furnish to the Bank promptly all financial information concerning Seller, including but not limited to, (i) Seller's unaudited quarterly financial statements certified by Seller's chief financial officer and supplied within 45 days after the end of each fiscal quarter, (ii) Seller's semi-annual financial statements prepared on a review basis and certified by Seller's chief financial officer and supplied within 60 days after the end of each six (6) month period and (iii) Seller's annual audited financial statements prepared and certified by independent public accountants selected by Seller and satisfactory to the Bank, and supplied within 90 days after the end of each fiscal year, all of which financial statements shall be prepared in accordance with generally accepted accounting principles in the United States as in effect from time to time applied consistently with prior practices, and shall include a balance sheet, a statement of operations, a statement of cash flows and a statement of changes in shareholder's equity;

                  (j) Seller shall at all times retain an undivided participation interest in all Paper in which the Bank has an interest and shall not sell any further participations in such Paper.

                           ARTICLE VI. ADMINISTRATION

         6.1 Authorization.

                  (a) The Bank hereby authorizes Seller, and Seller hereby agrees to service and administer all Paper and all Related Security with respect thereto in which the Bank has a participation interest pursuant hereto and to bill and collect all amounts due from Obligors with respect to such Paper. Seller shall perform (or cause the performance of) its responsibilities hereunder in compliance with all applicable laws and regulations at its own expense, and shall take (or cause to be taken) all steps with reasonable care and diligence to collect all amounts due under such Paper and all Related Security with respect thereto, all in accordance with the terms hereof.

                  (b) In consideration for administering and servicing the financing arrangement with respect to a Paper, Seller shall be entitled to receive, as monthly servicing fee, (the "Service Fee") the rate differential calculated as the difference between (a) the rate of return per annum the Bank, in its sole discretion, shall charge as a condition to accepting an undivided participation interest in the Paper and (b) the Annual Percentage Rate provided in the Paper. The Service Fee will be paid to Seller pursuant to this Section 6.1.

                  (c) Seller covenants and agrees to remit all Collections due to the Bank pursuant hereto to the Bank by depositing said amounts in the Special Account on the 15th day of each month. All deposits of Collections due to the Bank shall be accompanied by a Collection Report in the form annexed hereto as Exhibit "C."

                  (d) The authorization, or any part thereof, granted by the Bank to Seller and all rights of Seller under this Section with respect to Paper owned by the Bank and all Related

         Security with respect thereto may be terminated at any time by the Bank giving notice to Seller.

         6.2 Responsibilities of Seller. Anything herein to the contrary notwithstanding, (a) Seller shall remain responsible and liable under all Paper and Related Security with respect thereto in which the Bank has a participation interest pursuant hereto, to perform all of its duties and obligations thereunder to the same extent as if the Bank does not have an interest in such Paper and Related Security; (b)the exercise by the Bank of any of its rights hereunder shall not release Seller from any of its duties or obligations under such Paper or Related Security; and (c) the Bank shall not have (and Seller hereby indemnifies and saves the Bank harmless from and against) any obligation or liability under such Paper or Related Security, nor shall the Bank be obligated to perform any of the obligations or duties of Seller thereunder.

         6.3 Protection of Security Interest.

                  (a) If Seller's fails to perform its obligations hereunder, then Seller agrees that upon the Bank's demand and at Seller's expense, Seller shall promptly execute and deliver all further instruments and documents, and take all further action (including without limitation notifying the insurance companies that issued the Policies under Paper in which the Bank has a participation interest) that may be necessary or desirable or that the Bank may request, in order to perfect, protect or more fully evidence the Bank's right, title and interest in and to all Paper and Related Security or to enable the Bank to exercise or enforce any such rights, including but not limited conspicuously marking each such Paper and Related Security with a legend, acceptable to the Bank.

                  (b) If Seller fails to perform any of its agreements or obligations under this Agreement, the Bank may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the reasonable expenses of the Bank incurred in connection therewith shall immediately be payable by Seller.

         6.4 Audits. At any time and from time to time during regular business hours, Seller shall permit the Bank or any of its agents or representatives (a) to examine and make copies of and abstracts from all books, records and documents in the possession or under the control of Seller relating to Paper and all Related Security with respect thereto in which the Bank has an interest, and
(b) to visit the offices and properties of Seller and to discuss affairs, finances and accounts of Seller with any of its officers or directors.

         6.5 Keeping of Records and Books of Account. Seller shall maintain and implement, or cause to be maintained or implemented, administrative and operating procedures (including without limitation, an ability to recreate records evidencing Paper and the Related Security with respect thereto in which the Bank has an interest, in the event of the destruction of the originals thereof), and keep and maintain, or cause to be kept and maintained, all documents, books, records and other information reasonably necessary or advisable for the collection of all such Paper.

         6.6 Location of Records. Seller shall keep its chief place of business and chief executive office, and the office where it keeps its records concerning the Paper and all Related Security with respect thereto (and all original documents relating thereto), in which the Bank has an interest, at the address of Seller referred to in the introductory paragraph of this Agreement, or upon thirty (30) days' prior written notice to the Bank, at such other locations in a jurisdiction where all action required by Section 6.4(a) shall have been taken and completed.

                             ARTICLE VII. INDEMNITY

         7.1 Indemnification. Seller hereby indemnifies the Bank, its successors and assigns and saves the Bank harmless from and against any all suits, claims, counterclaims, actions, damages, penalties, losses, expenses (including attorneys' fees and court costs) and liabilities of any kind the Bank shall suffer or incur as a result of or in connection with:

                  (a) any breach by Seller of any warranty, representation, covenant or other agreement (i) contained herein or in any Paper or other document executed in connection therewith, or (ii) with respect to the Related Security whether arising by contract or by operation of law;

                  (b) any failure or delay by Seller to remit to the Bank any of the Bank's portion of the Collections received by Seller;

                  (c) the failure of Seller to comply with any applicable law, rule or regulation with respect to Paper or Related Security in which the Bank has an interest, or the non-conformity of such Paper or Related Security with any such applicable law, rule or regulation;

                  (d) the failure to perfect first priority security interests in the Policies or other collateral as may be required under applicable laws with respect to any Paper or Related Security, whether at the time of the purchase of a participation thereof or at any subsequent time; or

                  (e) any failure of Seller to perform its obligations to provide collection services in accordance with Article VI hereof.

         7.2 Survival. This Article VII shall survive the expiration or termination of the Agreement or the subject Paper.

                           ARTICLE VIII. MISCELLANEOUS

         8.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and shall not be modified or amended except in writing, signed by the parties hereto.

         8.2 Notices. Etc. All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been given when delivered, if sent by messenger, or three (3) Business Days after mailing, if sent by registered or certified, postage prepaid mail, return receipt requested, to the respective addresses set forth above or to such other address as either party hereto shall have furnished to the other by a notice pursuant to this
Section 8.2.

         8.3 No Waiver. No failure on the part of either party to exercise, and no delay in exercising, any right hereunder or under any Paper, shall operate as a waiver thereof.

         8.4 Headings. The headings in this Agreement are for convenience of reference only and shall not be given substantive effect.

         8.5 Successors. This Agreement shall be binding upon the parties hereto and their respective successors and assigns, and shall inure to the benefit of the Bank and its assigns. Seller shall not assign this Agreement or its obligations hereunder without the prior written consent of the Bank.

         8.6 Severability and Enforceability. If any provision of this Agreement is in conflict with any applicable statute, regulation or rule of law, then such provision shall be deemed null and void to the extent that it may be in conflict therewith, but without invalidating the remaining provisions hereof.

         8.7 Governing Law: Jurisdiction and Venue. This Agreement shall be governed by the laws of the State of New York. Seller hereby irrevocably submits to the jurisdiction of any New York State or Federal court located in New York County over any action or proceeding arising out of any dispute between the Bank and Seller hereunder, and Seller further irrevocably consents to the service of any process in any such action or proceeding by the delivery or mailing of a copy of such process in the manner provided in Section 8.2 hereof.

         8.8 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute but one and the same instrument.

         8.9 Gender. Wherever reference herein is made to words in the female, male or neuter gender, each such reference shall also be deemed to include the female, male and neuter of such words.

         8.10 WAIVER OF JURY TRIAL. ETC. SELLER AND THE BANK EACH HEREBY KNOWINGLY AND INTENTIONALLY WAIVE ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY AND ANY RIGHT TO OBJECT TO INCONVENIENT FORUM OR IMPROPER VENUE IN NEW YORK CITY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. SELLER HEREBY CERTIFIES THAT NO

REPRESENTATIVE OF THE BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WOULD, IN THE EVENT OF SUCH LITIGATION, NOT SEEK TO ENFORCE THE WAIVER OF RIGHT TO JURY TRIAL PROVISION. SELLER ALSO ACKNOWLEDGES THAT THE BANK HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, INTER ALIA, THE FOREGOING WAIVER OF TRIAL BY JURY.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                           STANDARD FUNDING CORP.


                                           By:   /s/ Alan J. Karp
                                              ----------------------------------
                                           Name: Alan J. Karp
                                            Title: President

ATLANTIC BANK OF NEW YORK


By:     /s/ Michael Goldrick
   -------------------------
Name:  Michael Goldrick
Title: Vice President

February 20, 1997


Mr. Alan Karp, President
Standard Funding Corp
335 Crossways Park Drive
Woodbury, NY  11797

Dear Alan:

This letter will confirm that Atlantic Bank of New York (the Bank) provides Standard Funding Corp. with a $2 Million Line of Credit for 50% participations, at the Bank's option, in advances made by Standard Funding Corp. to its customers. This line provided on a non-recourse basis and is renewable annually each 6/30.

If you need further information, please feel free to contact me

Very truly yours,


cc:  Michael Goldrick